Exhibit 99.3

(Form of Customer letter)

Dear (Customer):

Today is a big day for Todd Pacific Shipyards, and I am happy to share the news with you.

Vigor Industrial, LLC has made a proposal to acquire all of the shares of Todd Shipyards Corporation. Our Board of Directors has reviewed Vigor’s proposal and is recommending to stockholders that they accept this offer.

If sufficient numbers of shares are tendered, then the thousands of shareholders who currently own Todd Shipyards Corporation will transfer their ownership to Vigor, which is a private company and will be the new owner of Todd.  This ownership will include all of Todd’s subsidiaries, including Todd Pacific Shipyards Corporation and Everett Shipyard, Inc.

This sale will bring together the premier shipbuilding and ship repair companies in Washington and Oregon to create the largest and most capable marine services provider in the Pacific Northwest and allow us to better serve our customers.

All existing contracts and obligations will remain in place, as will our current leadership.

Our stronger and more diversified business will produce long-term advantages for our customers.  With our existing facilities in Washington, Vigor adds significant shipyard and industrial operations in the Portland area, a ship repair facility in Port Angeles and Tacoma, as well as operations in Bremerton and Everett.

Uniting these resources with the capabilities of these two companies will enable us to expand the scope and capacity of our ship repair and new construction operations.  Our combined experience will provide a level of capability, quality, efficiency and adaptable skills that will be second to none.

We appreciate your business and look forward to working with you in the future.

For your convenience, I am attaching a copy of the press release.  Please contact (xxxx) if you have any questions.

Sincerely,